UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2011

MasterCard Incorporated

(Exact name of registrant as specified in its charter)

Delaware	001-32877	13-4172551
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Purchase Street Purchase, New York (Address of principal executive offices)		10577
		(Zip Code)

(914) 249-2000

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 29, 2011, the Board of Directors of MasterCard Incorporated (“MasterCard” or the “Company”) elected Rima Qureshi to the Board of Directors. Ms. Qureshi is the Senior Vice President and Business Head, CDMA Mobile Systems at Ericsson. As indicated in the Company’s proxy statement filed with the U.S. Securities and Exchange Commission on April 29, 2011 in connection with the Company’s June 7, 2011 Annual Meeting of Stockholders (the “Annual Meeting”), Ms. Qureshi has been nominated for re-election at the Annual Meeting.

Ms. Qureshi has not yet been appointed to any committees of the Board. A copy of the press release, issued by the Company on April 29, 2011, announcing this election is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Pursuant to the terms of Section 6.1 of the Company’s 2006 Non-Employee Director Equity Compensation Plan, amended and restated as of December 1, 2008 (the “Plan”), on April 29, 2011, Ms. Qureshi received 61 MasterCard deferred stock units. This award of deferred stock units will be settled in shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A common stock”), on April 29, 2015 under the terms of the Plan.

The Plan provides for the annual award of deferred stock units to the non-employee directors of the Company, determined by dividing $100,000 by the closing price for the Company’s Class A common stock on the New York Stock Exchange on the grant date. Ms. Qureshi’s award represents a pro-rated portion of deferred stock units awarded to non-employee directors of the Company joining the Board at a time other than an annual meeting of stockholders, determined by dividing $100,000 by $275.89, the closing price for the Company’s Class A common stock on the New York Stock Exchange on the April 29, 2011 grant date, pro-rated to correspond to the portion of the one-year period ending at the Annual Meeting during which Ms. Qureshi will serve as a director.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Description

99.1	Press release of MasterCard Incorporated, dated April 29, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASTERCARD INCORPORATED

Date: May 3, 2011	By	/S/ Noah J. Hanft
Noah J. Hanft General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Exhibit Description

99.1	Press release of MasterCard Incorporated, dated April 29, 2011.